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                                                               Exhibit 10.1(aa)

                         SAUER-DANFOSS INC.
                         COMPENSATION COMMITTEE

                         SAUER-DANFOSS INC.

                         CHANGE-IN-CONTROL AGREEMENT

                         US PARTICIPANTS


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CONTENTS


Section  1.       Agreement Period                                               1

Section  2.       Change In Control                                              2

Section  3.       Definition of Employment Terminations                          4

Section  4.       Covenant Not to Compete                                        5

Section  5.       Disclosure of Confidential Information                         6

Section  6.       Nonsolicitation                                                7

Section  7.       Injunctive Relief and Additional Remedy;
                  Essential and Independent Covenants                            8

Section  8.       Arbitration                                                    8

Section  9.       Notices                                                        8

Section 10.       Continuation of Employment                                     8

Section 11.       Successors                                                     9

Section 12.       Entire Agreement; Modification, Waiver and Interpretation      9

Section 13.       Severability                                                   9

Section 14.       Counterparts                                                   9

Section 15.       Headings                                                      10



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                           CHANGE IN CONTROL AGREEMENT

      THIS CHANGE IN CONTROL AGREEMENT (the "Agreement") has been entered into this _______ day of _________________ , 2000 (the "Effective Date") between
Sauer-Danfoss Inc., a Delaware corporation (the "Company"), and Richard Jarboe (the "Employee").

      A consolidation of business entities has been taking place on a global basis, including entities engaged in the Company's industry. The Board of Directors of the Company (the "Board") recognizes that the possibility of a Change In Control (as such term is defined in Section 2 herein) of the Company exists and that such possibility, and the uncertainty and questions which it necessarily raises among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board has determined to take appropriate steps to reinforce and encourage the continued attention and dedication of members of the Company's management team, including the Employee, to their assigned duties while minimizing the natural distractions presented by the possibility of a Change In Control of the Company.

      In order to induce the Employee to remain in the employ of the Company or its subsidiaries and in consideration of the Employee's agreements set forth in Sections 4, 5 and 6, it is mutually agreed as follows:

      1. AGREEMENT PERIOD

      The initial term of this Agreement shall commence as of the Effective Date, and shall expire, subject to the earlier termination of the Employee's employment as hereinafter provided, on December 31, 2001. The initial term of this Agreement automatically shall be extended for one (1) additional year at the end of the initial term, and then again after each successive year thereafter. However, either party may terminate this Agreement at the end of the initial term or at the end of any successive year thereafter by giving the other party written notice of intent not to renew, delivered on or prior to September 30, 2001, or September 30 of any successive year.

      In the event such notice of intent not to renew is properly delivered by either party, this Agreement, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the initial term or the successive year then in progress, as the case may be.

      However, regardless of the above, if at any time during the term of this Agreement, a Change In Control of the Company occurs, then this Agreement shall be extended and become immediately irrevocable for a period of two (2) years from the date of the Change In Control (the "Protection Period"), EXCEPT AS PROVIDED IN THE FOLLOWING PARAGRAPH.

      The foregoing notwithstanding, in the event that at any time (including, without limitation, during the Protection Period) (a) the Company terminates the Employee's employment for Cause


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(as such term is defined in Section 3(b) herein), or (b) the Employee terminates his employment with the Company without Good Reason (as such term is defined in Section 3(a) herein), all provisions of this Agreement shall terminate, and, without limiting the generality of the foregoing, the Company shall have no obligation to make the payments or provide the benefits set forth in Section 2; provided, however, that the provisions of Sections 4, 5, 6, 7 and 8 shall survive such termination.

      2.  CHANGE IN CONTROL.

              (a) DEFINITION OF "CHANGE IN CONTROL." "Change In Control" of the Company means, and shall be deemed to have occurred upon any of the following events:

                (i) Any person or entity (other than those persons and/or entities in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; provided, however, that a change in control shall not result from (a) Danfoss A/S, or (b) Klaus Murmann, any member or members of his immediate family or any entity or trust a majority of which is owned by Klaus Murmann or a member or members of his immediate family, acquiring securities of Sauer from the other, either directly, or indirectly by acquiring voting control of Danfoss Murmann Holding A/S or its successor; or

              (ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

             (iii) The stockholders of the Company approve: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all of the Company's assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving

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                      entity) at least fifty percent (50%) of the combined
                      voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

              However, in no event shall a Change In Control be deemed to have occurred, with respect to the Employee, if the Employee is part of a purchasing group which consummates the Change In Control transaction. The Employee shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Employee is an equity participant in the purchasing company or group (except for (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change In Control by a majority of the non-employee continuing Directors).

              (b) EMPLOYMENT TERMINATIONS AFTER A CHANGE IN CONTROL. In the event that (A) the Employee terminates his employment with the Company during the Protection Period for Good Reason (as such term is defined in Section 3(a) herein), or (B) the Employee's employment with the Company is involuntarily terminated by the Company during the Protection Period, unless any such termination is by the Company for Cause (as such term is defined in Section 3(b) herein), then the Company shall pay to the Employee and provide him with the following:

               (i) A lump-sum cash amount equal to the Employee's unpaid base salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Employee through and including the date of termination (in full satisfaction for these amounts owed to the Employee).

              (ii) A lump-sum cash amount equal to the Employee's then current annual target bonus opportunity, established under the annual incentive plan for the bonus plan year in which the Employee's termination occurs, multiplied by a fraction, the numerator of which is the number of full completed days in the bonus plan year through the effective date of termination, and the denominator of which is 365. This payment will be in lieu of any other payment to be made to the Employee under the annual bonus plan for the respective plan year.

             (iii) A lump-sum cash amount equal to the Employee's then current annual base salary and target annual bonus opportunity multiplied by two (2).

              (iv) A lump-sum cash amount equal to 10% of the Employee's then current annual base salary in lieu of health, dental, long-term disability, and life insurance continuation. The Employee's participation in these and all other such benefits including bonus, savings and retirement plans shall cease upon the termination of Employee's employment with the Company.

              The parties agree that all payments provided for in this Section 2 (including any Excise Tax payment provided for in Section 2(c) herein) shall be deemed to constitute liquidated

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damages for the Company's breach of this Agreement, and the Company agrees that the Employee shall not be required to mitigate such damages by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 2 be reduced by any compensation earned by the Employee as the result of employment by another employer or by retirement benefits after the date of termination, or otherwise. Upon making all of the payments provided for in this Section 2, the Company shall have fully satisfied all of its obligations under this Agreement.

      Notwithstanding the foregoing, the payments provided for in this Section 2 shall be reduced by the amount of any payments to which the Employee is otherwise entitled to receive upon termination of employment with the Company pursuant to any employment agreement or any laws or rules or regulations of any governmental agency.

              The parties also agree that, in the event of a termination of employment that obligates the Company to make the payments set forth in this
Section 2, the provisions in Sections 4, 5, 6, 7 and 8 herein shall survive such termination.

              (c) EXCISE TAX PAYMENT. In the event that any portion of the severance benefits or any other payment under this Agreement or under any other agreement with or plan of the Company (in the aggregate "Total Payments") would constitute an "Excess Parachute Payment," such that an "Excise Tax" is due, the Company shall provide to the Employee, in cash, an additional payment in an amount equal to the excise tax divided by 0.329 to offset the excise tax and the Employee's state and federal income and employment taxes on this excise tax payment. This payment shall be made as soon as possible following the date of the Employee's qualifying termination, but in no event later than thirty (30) calendar days of such date.

              For purposes of this Agreement, the terms "Excise Tax" and "Excess Parachute Payment" shall have the meanings assigned to such terms in Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

              (d) SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service subsequently adjusts the excise tax computation herein described, the Company shall reimburse the Employee for the full amount of any related interest and/or penalties due to the Internal Revenue Service.

      3. DEFINITION OF EMPLOYMENT TERMINATIONS. Whenever this Agreement refers to the Employee's employment with the Company, or the termination of the Employee's employment with the Company, the term "Company" shall include any of its subsidiaries that employ the Employee.

              (a) TERMINATION FOR GOOD REASON. Good Reason shall mean, without the Employee's prior written consent, the occurrence of any one or more of the following:

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               (i)    The assignment to the Employee of any duties significantly different from the duties being performed by the Employee at the time of the Change In Control, it being understood that the Employee's duties after a Change In Control may be performed on a divisional or subsidiary level of the Company, its successor or the acquiring entity which shall not be a significant change if the duties are of a similar nature to the Employee's duties at the time of the Change In Control;

              (ii) The Company's requiring the Employee to be based more than fifty (50) miles from the location of his principal office at the time of the Change In Control;

             (iii) A material reduction or elimination of any component of the Employee's compensation in effect at the time of the Change In Control; or

              (iv) A breach by the Company of any provision of this Agreement which is not remedied by the Company promptly after receipt of notice thereof given by the Employee.

              (b) TERMINATION FOR CAUSE. "Cause" shall be determined by the Company in the exercise of good faith and reasonable judgment, and shall mean
(i) willful misconduct or fraud; (ii) conviction of a felony; (iii) consistent gross neglect of duties or wanton negligence by the Employee in the performance of his duties; or (iv) the material breach by the Employee of the terms of this Agreement, including without limitation, any of the provisions of Sections 4, 5 and 6.

      4.  COVENANT NOT TO COMPETE.

              (a) Without the consent of the Company, the Employee shall not, directly or indirectly, anywhere in the world, at any time during the Employee's employment with the Company and for a period of two (2) years following the termination of Employee's employment with the Company for any reason, be associated or in any way connected as an owner, investor, partner, director, officer, employee, agent, or consultant with any business entity directly engaged in the manufacture and/or sale of products competitive with any material product or product lines of the Company or any of its subsidiaries; provided, however, that the Employee shall not be deemed to have breached this undertaking if his sole relation with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than two percent (2%) of such entity's outstanding equity interest, and the class of equity in which the Employee holds an interest is listed and traded on a broadly recognized national or regional securities exchange. For purposes hereof, the term "material product or product line of the Company" shall mean any product or product line of the Company or any of its subsidiaries, the consolidated gross sales of which during any calendar year during the five (5) year period preceding the termination of Employee's employment with the Company were at least $10 million.

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              (b) The Employee acknowledges that: (a) the services performed by him for the Company are of a special, unique, unusual, extraordinary, and intellectual character; (b) the business of the Company and its subsidiaries is worldwide in scope and its products are marketed throughout the world; (c) the Company and its subsidiaries compete with other businesses that are or could be located in any part of the world; and (d) the provisions of this Section 4 are reasonable and necessary to protect the Company's business.

              (c) If any covenant in this Section 4 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee.

              (d) The period of time applicable to any covenant in this Section 4 will be extended by the duration of any violation by the Employee of such covenant.

              (e) The Employee will, while the covenants under this Section 4 are in effect, give notice to the Company, within ten days after accepting any other employment, of the identity of the Employee's employer. The Company may notify such employer that the Employee is bound by this Agreement and, at the Company's election, furnish such employer with a copy of this Agreement or relevant portions thereof.

      5.  DISCLOSURE OF CONFIDENTIAL INFORMATION.

              (a) Without the consent of the Company, the Employee shall not disclose to any other person Confidential Information (as defined below) concerning the Company or any of its subsidiaries or the Company's or any of its subsidiaries' trade secrets of which the Employee has gained knowledge during his employment with the Company. Any trade secrets of the Company or any of its subsidiaries will be entitled to all of the protections and benefits under the Iowa Code Annotated Section 550.1 through 550.8 and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security. None of the foregoing obligations and restrictions apply to any part of the Confidential Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

              (b) The Employee will not remove from the premises of the Company or any of its subsidiaries (except to the extent such removal is for purposes of the performance of the Employee's duties at home or while traveling, or except as otherwise specifically authorized by the Company), any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, that contains Confidential

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Information (collectively, the "Proprietary Items"). The Employee recognizes that, as between the Company and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Company or its subsidiaries, as the case may be. Upon termination of this Agreement by either party, or upon the request of the Company during the Employment Period, the Employee will return to the Company all of the Proprietary Items in the Employee's possession or subject to the Employee's control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

              (c) For purposes of this Agreement, Confidential Information shall include any and all information concerning the business and affairs of the Company or any of its subsidiaries, including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, agents, personnel training and techniques and materials, insurance products, premium structures, information relating to suppliers and supplies, sales and marketing information and strategy, notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or any of its subsidiaries containing or based, in whole or in part, on any information included in the foregoing, and any information, however documented, that is a trade secret within the meaning of the Iowa Code Annotated
Section 550.1 through 550.8.

      6. NONSOLICITATION. Without the written consent of the Company, the Employee shall not at any time during the Employment Period and for a period of two (2) years following the termination of Employee's employment with the Company for any reason (a) employ or retain or arrange to have any other person, firm, or other entity employ or retain or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company or its subsidiaries; or (b) solicit or arrange to have any other person, firm, or other entity solicit or otherwise participate in the solicitation of business from any entity that was a customer of the Company or any of its subsidiaries during the time of the Employee's employment, whether or not the Employee had personal contact with such person.


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      7.  INJUNCTIVE RELIEF AND ADDITIONAL REMEDY; ESSENTIAL AND INDEPENDENT
COVENANTS.

         (a) The Employee acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 4, 5 and 6) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Company's rights under this Section 7 or any other remedies of the Company, if the Employee breaches any of the provisions of Sections 4, 5 and 6, the Company will have the right to cease making any payments otherwise due to the Employee under this Agreement.

         (b) The covenants by the Employee in Sections 4, 5 and 6 are essential elements of this Agreement, and without the Employee's agreement to comply with such covenants, the Company would not have entered into this Agreement with the Employee. The Company and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants (including, without limitation, the time period of restriction and the geographical area of restriction set forth in Section 4), with specific regard to the nature of the business conducted by the Company and its subsidiaries. The Employee's covenants in Sections 4, 5 and 6 are independent covenants and the existence of any claim by the Employee against the Company under this Agreement or otherwise, will not excuse the Employee's breach of any covenant in Sections 4, 5 and 6.

         If this Agreement or the Employee's employment with the Company expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Sections 4, 5, 6, 7 and 8.

      8. ARBITRATION. All disputes arising under this Agreement, or arising out of the termination of Employee's employment with the Company, between the Employee and the Company, its officers, directors, employees and agents, in their capacity as such or otherwise, other than those disputes relating to Employee's alleged violations of Sections 4, 5 and 6 herein, which cannot otherwise be resolved amicably, shall be submitted to binding arbitration by the American Arbitration Association ("AAA") in Des Moines, Iowa, pursuant to the rules and procedures of the AAA. The fee and expense of the arbitrators shall be split equally between the Company and Employee. The decision of the arbitrator shall be final and binding and there shall be no appeal from any award rendered. In any judicial enforcement proceeding, the losing party shall reimburse the prevailing party for its reasonable costs and attorney's fees for enforcing its rights under this Agreement, in addition to any damages or other relief granted. This Section 8 does not apply to any action by the Company to enforce Section 4, 5 and 6 of this Agreement and does not in any way restrict the Company's rights under Section 7(a) of this Agreement.


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      9.  NOTICES. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received and if mailed shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid if to the Company, to the Board of Directors of Sauer-Danfoss Inc., Attention Chairman, 2800 East 13th Street, Ames, Iowa 50010, U.S.A., or if to the Employee, at _________________________ or to such other address as either party may have previously designated by notice to the other party given in the foregoing manner.

      10. CONTINUATION OF EMPLOYMENT. This Agreement is not an employment agreement, it shall not confer upon the Employee any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company's right to terminate the Employee's employment at any time.

      11. SUCCESSORS. This Agreement may not be assigned by the Company, and the obligations of the Company provided for in this Agreement shall be binding legal obligations of any successor to the Company by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by the Employee during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees, and the legal representatives of his estate.

      12. ENTIRE AGREEMENT; MODIFICATION, WAIVER, AND INTERPRETATION. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter of this Agreement. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Employee and an appropriate officer of the Company empowered to sign same by the Board. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. This Agreement shall be deemed to have been executed in Ames, Iowa and the validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Iowa without regard to conflicts of laws principles.

      13. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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      15. HEADINGS. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                    SAUER-DANFOSS INC.

                                    By:
                                       ----------------------------------


                                    -------------------------------------
                                    Richard Jarboe


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